AMENDMENT TO PARTICIPATION AGREEMENT

METROPOLITAN LIFE INSURANCE COMPANY (“the Company”) on behalf of itself and certain of its separate accounts (the “Accounts”); PIMCO VARIABLE INSURANCE TRUST (the “Fund”); and PIMCO INVESTMENTS LLC (the “Underwriter”) entered into a participation agreement dated May 1, 2001, as amended, (the “Agreement”). This Amendment (the “Amendment”) to the Agreement is entered into as of August 27, 2021, by and among the Company on its own behalf and on behalf of each Account of the Company as set forth in the Agreement, the Fund, and the Underwriter (“the Parties”). All capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such terms in the Agreement.

RECITALS

WHEREAS, pursuant to the Agreement, the Accounts invest in shares of certain of the series (“Portfolios”) that constitute separate portfolios of the Fund and that serve as funding vehicles for the Accounts offered under variable annuity and/or life insurance contracts issued by the Company (the “Variable Insurance Products”) to persons that are registered owners of such Variable Insurance Products on the books and records of the Company (the “Contract Owners”);

WHEREAS, the Fund maintains on its books and records one or more account(s) that hold and record ownership of shares of the Fund;

WHEREAS, the Accounts are registered as unit investment trusts under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, Rule 30e-1 under the 1940 (“Rule 30e-1”) Act requires the Fund to deliver copies of its shareholder reports to the Accounts as the record owners of shares of such Portfolios;

WHEREAS, Rule 30e-2 under the 1940 Act (“Rule 30e-2”) requires the Accounts to deliver such Fund shareholder reports to Contract Owners;

WHEREAS, Section 5(b)(2) of the Securities Act of 1933, as amended (the “1933 Act”) may require that a Statutory Prospectus (as defined in Rule 498A under the 1933 Act; “Rule 498A”) for the Portfolios be delivered to Contract Owners under certain circumstances;

WHEREAS, the Parties intend to meet any such Portfolio Statutory Prospectus delivery requirement via Company’s reliance on (and complying with the requirements, terms and conditions of) paragraph (j) of Rule 498A for “on-line” delivery;

WHEREAS, paragraph (j) of Rule 498A requires, inter alia, that some of the Fund Documents (defined below) be posted and maintained on a website specified on the cover page of the Summary Prospectus for the Variable Insurance Products, and the Company intends to host said website; and

WHEREAS, the Parties desire to amend the Agreement to reflect and implement the requirements, terms and conditions of Rule 30e-3 under the 1940 Act (“Rule 30e-3”) and Rule 498A, as amended from time to time (the “Rules”), to permit (i) the Fund to no longer deliver copies of Fund shareholder reports to the Accounts as would otherwise be required by Rule 30e-1, and (ii) the Accounts to deliver Fund shareholder reports to Contract Owners using the “notice and access” provisions of Rule 30e-3 including the website hosting of certain Fund materials required by Rule 30e-3 rather than the delivery methods that would otherwise be required by Rule 30e-2; and (iii) to permit the Company to meet any Portfolio Statutory Prospectus delivery to Contract Owner requirements under Section 5(b)(2) of the 1933 Act by using the provisions of Rule 498A including website hosting of certain Fund Documents (defined below) required by Rule 498A rather than the delivery methods that would otherwise be required by Section 5(b)(2); and

WHEREAS, the Company cannot host such website in compliance with Rule 30e-3 and Rule 498A unless the Fund prepares and provides certain Fund documents and materials that are specified in the Rules;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, the Parties hereby agree to amend the Agreement by supplementing it as follows:

1.	Provision of Fund Documents Maintaining Website and Website Posting

a.

Fund Documents. The Fund and/or Underwriter are responsible for preparing, filing and providing the following “Fund Documents” as specified in paragraph (b)(1) of Rule 30e-3 and Paragraph (j)(1)(iii) of Rule 498A: (i) Summary Prospectus for the Portfolios; (ii) Statutory Prospectus for the Portfolios; (iii) Statement of Additional Information (“SAI”) for the Portfolios; (iv) Most Recent Annual and Semi-Annual Reports to Shareholders (under Rule 30e-1 under the 1940 Act) for the Portfolios (together, the “Shareholder Reports”) (referred to in Rule 30e-3 as the “Current” and “Prior” Report to Shareholders); (v) Complete Portfolio Holdings From Shareholder Reports Containing a Summary Schedule of Investments; and (vi) Portfolio Holdings For Most Recent First and Third Fiscal Quarters (together with the complete portfolio holdings specified in (v) above, the “Portfolio Holdings”).

b.	Deadline for Providing and Keeping Current Fund Documents.

(i)

The Fund and/or Underwriter shall make best efforts to provide or make available the Summary Prospectus, Statutory Prospectus and SAI for the Portfolios to the Company or its designee 7 business days before the effective date of the Statutory Prospectus, (to facilitate the required website posting) and provide updated versions as necessary, in order to facilitate a continuous offering of the Fund’s securities and the Variable Insurance Products.

(ii)

The Fund and/or Underwriter shall make best efforts to provide or make available the Shareholder Reports and Portfolio Holdings 5 business days before the date that such Shareholder Reports and Portfolio Holdings are required to be posted by Rule 30e-3 (the “Deadline”). In the event the documents are provided later than 5 business days before the Deadline, the Company and the Fund will engage in good faith discussions with Company to address concerns.

c.

Format of Fund Documents. The Fund and/or Underwriter shall provide or make available the Fund Documents to the Company or its designee in an electronic format that is suitable for website posting, and in a format or formats that:

(i)	are both human-readable and capable of being printed on paper in human-readable format (in accordance with paragraph (b)(3) of Rule 30e-3 and paragraph (h)(2)(i) of Rule 498A); and

(ii)

permit persons accessing the Statutory Prospectus and SAI to move directly back and forth between each section heading in a table of contents of such document and the section of the document referenced in that section heading (that is, these documents must include linking, in accordance with paragraph (h)(2)(ii) of Rule 498A);

(iii)

does not restrict, and the Fund and Underwriter shall otherwise provide the Fund Documents in such format so as to permit, the Company (or its designee) to post the Fund Documents in a manner that permits persons accessing the Fund Documents to permanently retain, free of charge, an electronic version of such materials that meet the requirements of subparagraphs (h)(2)(i) and (ii) of Rule 498A (in accordance with paragraph (h)(3) of Rule 498A).

(iv)

The Company agrees that it will use such Fund Documents in the form provided. The Company shall provide prior written notice of any proposed modification of the Fund Documents, which notice will describe in detail the manner in which the Company proposes to modify the Fund Documents, and agrees that it may not modify the Fund Documents in any way without the prior consent of the applicable Fund.

d.

Website Hosting. The Company shall host and maintain the website specified in paragraph (j)(1)(iii) of Rule 498A, so that the Fund Documents are publicly accessible, free of charge, at that website, in accordance with the conditions set forth in that paragraph, provided that the Fund and/or Underwriter fulfill their obligations under this Amendment (“Specified Website”). The Specified Website shall be publicly available, is as identified in Schedule A hereto and may be changed by the Company from time to time in its sole discretion.

2.	Use of Summary Prospectuses.

a.

The Company shall ensure that an Initial Summary Prospectus is used for each currently offered Variable Contract described under the related registration statement, in accordance with paragraph (j)(1)(i) of Rule 498A.

b.	The Fund and Underwriter shall ensure that a summary prospectus is used for the Portfolios, in accordance with Rule 498.

3.	Website Hosting and Notice Fee.

a.

The Fund and/or Underwriter shall bear their proportional cost of posting and maintaining the Fund Documents on the website hosted by the Company. The Fund and/or Underwriter shall bear their proportional costs of preparing the Notices of the availability of the Fund’s Shareholder Reports to Contract Owners (the Notices required by paragraph (c) of Rule 30e-3). From time to time, the Parties shall review the Website Hosting and Notice Fee to determine whether it reasonably approximates the Company’s incurred and anticipated costs of posting and maintaining the Fund’s Required Materials on the website hosted by the Company and preparing notices of the availability of the Fund’s Reports to

Contract Owners. The Parties agree to negotiate in good faith any change to the Website Hosting Fee proposed by a Party in good faith.

b.

In order for the Company to ensure that the Fund Documents are kept current and posted for the duration or period required by Rule 30e-3 and paragraph (h) of Rule 498A, the Fund and/or shall promptly provide to the Company any amendments to the Fund Documents; and

c.

The Company shall make reasonable efforts to comply with the “safe harbor” provisions, terms and conditions of paragraph (b)(5) of Rule 30e-3, which shall constitute compliance with subsections (a) through (c) of Section 1 of this Amendment (for the avoidance of doubt, for this purpose, the “Company” referred to in said paragraph (b)(5) of Rule 30e-3 means the Company on behalf of the Accounts).

4.

Provision of Fund Documents for Paper Delivery. The Fund and/or Underwriter or their designee shall, if requested by the Company, provide such electronic or other documentation and such other assistance as is reasonably necessary to have the then current Fund Documents printed for distribution (pursuant to requests from Contract Owners; see paragraphs (e) and (f) of Rule 30e-3 and paragraphs (i)(1) and (j)(3) of Rule 498A); the cost of providing the electronic documentation and of such printing to be borne by the Fund and/or Underwriter.

5.

The Fund and/or Underwriter shall reimburse the Company for their proportional costs of printing the Fund’s Fund Documents to Contract Owners. This reimbursement is in addition to, and not part of or in lieu of, the Website Hosting and Notice Fees specified above. Paper Notice to Contract Owners. The Company shall be responsible for providing the paper Notice to its Contract Owners in accordance with paragraphs (c) and (d) of Rule 30e-3.

6.

Delivery of Paper Copy Upon “Ad Hoc” Request. The Company shall be responsible for fulfilling ad hoc requests from Contract Owners for a paper copy of any of the Fund Documents, in accordance with paragraph (e) of Rule 30e-3 paragraphs (i)(1) and (j)(3) of Rule 498A. The reasonable cost of providing the paper copy of Fund Documents, including printing Fund Documents, will be borne by the Fund and/or Underwriter.

7.

Investor Elections to Receive Future Fund Reports in Paper. The Company shall be responsible for fulfilling Contract Owner elections to receive future Fund shareholder reports in paper, in accordance with paragraph (f) of Rule 30e-3. The reasonable cost of providing the paper copy of Shareholder Reports, including printing of Shareholder Reports, will be borne by the Fund and/or Underwriter.

8.

Portfolio Expense and Performance Data. The Fund shall provide such data regarding each Portfolio’s expense ratios and investment performance as the Company shall reasonably request, to facilitate the registration and sale of the Variable Contracts. Without limiting the generality of the forgoing, the Fund shall use best efforts to provide the following Portfolio expense and performance data on a timely basis to facilitate the Company’s preparation of its annually updated registration statement for the Variable Contracts (and as otherwise reasonably requested by the Company), 75 calendar days after the close of each Portfolio’s fiscal year, but no later than 90 days after the close of each Portfolio’s fiscal year.

a.

the gross “Annual Portfolio Company Expenses” for each Portfolio calculated in accordance with, as applicable, Item 3 of Form N-1A, before any expense reimbursements or fee waiver arrangements (and in accordance with (i) Instruction 16 to Item 4 of Form N-4, and (ii) Instruction 4(a) to Item 4 of Form N-6);

b.

the net “Annual Portfolio Company Expenses” (aka “Total Annual Fund Operating Expenses”) for each Portfolio calculated in accordance, as applicable, with Item 3 of Form N-1A, that include any expense reimbursements or fee waiver arrangements (and in accordance with (i) Instruction 17 to Item 4 of Form N-4, and (ii) Instruction 4 to Item 17 of Form N-4 and (iii) Instruction 4(b) to Item 4 of Form N-6, and (iv) Instruction 4 to Item 18 of Form N-6), and the period for which the expense reimbursements or fee waiver arrangement is expected to continue and whether it can be terminated by the Portfolio (or Fund); and

c.

the “Average Annual Total Returns” for each Portfolio (before taxes) as calculated in accordance with, as applicable, pursuant to Item 4(b)(2)(iii) of Form N-1A (for the 1, 5 and 10-year periods, and in accordance with (i) Instruction 7 to Item 17 of Form N-4 and (ii) Instruction 7 to Item 18 of Form N-6).

d.

The Company agrees that it will use the content of such information as provided. The Company shall (i) provide prior written notice of any proposed modification of such content, (ii) ensure such notice describes in detail the manner in which the Company proposes to modify the content of the information and (iii) agree that it may not modify the content of such information in any way without the prior written consent of the applicable Fund.

9.

Content of Fund Documents. The Fund and/or Underwriter shall be responsible for the content of the Fund Documents as provided to the Company, including, but not limited to, the accuracy and completeness of the Fund Documents. Without limiting the generality of the foregoing in any manner and without in any way changing the current obligations of the Fund under the Agreement, the Fund and/or Underwriter shall be responsible for ensuring that the Fund Documents to be posted to the Specified Website:

a.	Meet the applicable standards of the Securities Act of 1933, as amended; the Securities Exchange Act of 1934, as amended; the 1940 Act; and all applicable rules and regulations under those Acts; and

b.

Do not contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading.

10.	Construction of this Amendment; Agreement.

a.

This Amendment shall be interpreted to be consistent with, and to facilitate compliance with and reliance on, Rule 30e-3 under the 1940 Act, and Rule 498A (including paragraph (j) thereof) under the 1933 Act as they may be amended from time to time, and any interpretations of the Rules by the Securities and Exchange Commission, its staff, courts, or other appropriate legal authorities.

b.

To the extent the terms of this Amendment conflict with the terms of the Agreement, the terms of this Amendment shall control; otherwise, and except as otherwise specifically set forth in this Amendment, the terms of the Agreement shall continue to apply, and shall apply to the duties, responsibilities, rights and obligations of the Parties under and pursuant to this Amendment.

11.

Indemnification. The Underwriter specifically agrees to indemnify and hold harmless the Company (and its officers, directors, and employees) from any and all liability, claim, loss, demand, damages, costs and expenses (including reasonable attorney’s fees) arising from or in connection with any claim or action of any type whatsoever brought against the Company (or its officers, directors, and employees) as a result of any failure or alleged failure by the Fund or Underwriter to provide the Fund Documents in accordance with the terms of this Amendment or to fulfill their other duties and responsibilities under this Amendment. For the avoidance of doubt, this indemnification shall be in addition to and not in lieu of the indemnification provided for in the Agreement or any other addendums or amendments thereto, but otherwise shall be subject to and in accordance with the terms and conditions of the Agreement. The Company specifically agrees to indemnify and hold harmless the Fund and the Underwriter from any and all liability, claim, loss, demand, damages, costs and expenses (including reasonable attorney’s fees) arising from or in connection with any claim or action of any type whatsoever brought against the Fund and/or the Underwriter (or its officers, directors, and employees) as a result of any failure or alleged failure by the Company to host and maintain the website in accordance with the terms of this Amendment or to fulfill its other duties and responsibilities under this Amendment or for any other breach of this Amendment.

12.

Implementation. This Amendment is effective as of the date noted in the first paragraph of this Amendment. The Fund and/or Underwriter will provide all Fund Documents as specified in this Amendment beginning January 1, 2021 for Fund Documents filed after that date.

13.

Counterparts and Delivery. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument. A signed copy of this Amendment delivered by facsimile or by emailing a copy in .pdf form shall be treated as an original and shall bind all Parties just as would the exchange of originally signed copies.

14.	Joint and Several Liability. The responsibilities, obligations, duties and liabilities of the Fund and/or Underwriter under this Amendment shall be joint and several.

15.

Confidentiality. The Company shall ensure that its applicable providers, officers, directors, employees, affiliates and agents are subject to duties of confidentiality with respect to any confidential and/or non-public information provided by the Fund and Underwriter. Among other matters:

a.

Unless otherwise authorized in writing by the Fund or Underwriter, Company (i) shall retain any Confidential Information in confidence, (ii) shall not disclose the Confidential Information to any party or individual other than, and shall limit access to Confidential Information to, its respective directors, officers, employees, advisors, accountants, auditors, agents or other representatives strictly in connection with providing the functions set forth herein and who are bound by obligations of confidentiality (for purposes of this section, each, a “Representative” and collectively, “Representatives”) and to treat such information as confidential, and (iii) shall not use the Confidential Information for any purpose other than in connection with the functions set forth herein.

b.

It is agreed that: (i) any non-public portfolio holdings information of a Portfolio, is the confidential property of each such Portfolio and may not be used for any purpose except in connection with the functions described herein or the Agreement, (ii) Confidential Information may not be traded upon by Company or its Representatives, and (iii) upon written request from the Fund or Underwriter, the recipient of the non-public portfolio holdings information shall promptly return or destroy the information, except as otherwise required by applicable law or a recipient’s record retention policies and procedures reasonably designed to comply therewith. The receiving party shall take adequate measures to ensure that each such Representative observes the requirements of this Amendment and the Agreement.

c.

For purposes of this Section , “Confidential Information” means any oral, written or other information of the Fund, the Underwriter and any of their affiliates that is not known to the general public and is disclosed by one party to the other. Confidential Information shall include, without limitation, any proprietary information, portfolio holdings, trade secrets or other tangible or intangible information respecting the business affairs of the disclosing party and/or its clients and accounts, including the Portfolios.

(The remainder of this page has been left intentionally blank.)

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed as of the date first above written.

METROPOLITAN LIFE INSURANCE Company (on behalf of itself and each Separate Account)

(“the Company”)

By: /s/ Barbara Stroz

Print Name: Barbara Stroz

Title: Assistant Vice President

PIMCO VARIABLE INSURANCE TRUST (the “Fund”)

By: /s/ Eric Johnson

Print Name: Eric Johnson

Title: President

PIMCO INVESTMENTS LLC (the “Underwriter”)

By: /s/ Eric Sutherland

Print Name: Eric Sutherland

Title: President

APPENDIX A

Specified Website:

www.metlife.com/